EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator of the
PSS World Medical, Inc. Savings Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-80657) of our report dated August 25, 2010, relating to the financial statements and supplemental schedule of PSS World Medical, Inc. Savings Plan as of March 31, 2010 and 2009, and for the year ended March 31, 2010, which report appears in the March 31, 2010 annual report on Form 11-K of PSS World Medical, Inc. Savings Plan.

/s/ The GriggsGroup CPAs

Ponte Vedra Beach, Florida
August 25, 2010